Exhibit 99.1

[LETTERHEAD OF UBS SECURITIES LLC]

The Board of Directors
Belden Inc.
7701 Forsyth Boulevard
Suite 800
St. Louis, Missouri 63105

Dear Members of the Board:

     We hereby consent to the inclusion of our opinion letter as Annex C to, and to the reference thereto under the caption “SUMMARY—Opinions of Financial Advisors,” “THE MERGER—Background of the Merger,” “THE MERGER—Belden’s Reasons for the Merger; Recommendation of Belden’s Board” and “THE MERGER—Opinion of Belden’s Financial Advisor” in the Joint Proxy Statement/Prospectus of Belden Inc. (“Belden”) and Cable Design Technologies Corporation (“CDT”) relating to the proposed merger involving Belden and CDT, which Joint Proxy Statement/Prospectus is part of the Amendment No. 2 to the Registration Statement on Form S-4 of CDT (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ UBS Securities LLC
UBS SECURITIES LLC
New York, New York May 27, 2004